Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cardtronics, Inc.:

We consent to the incorporation by reference in the registration statements on Form S‑8 (Nos. 333‑149245 and 333-168804)  and Form S-3 (No. 333-164395)  of Cardtronics, Inc. of our reports dated February 21, 2013, with respect to the consolidated balance sheets of Cardtronics, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10‑K of Cardtronics, Inc.

                                                                                                /s/ KPMG LLP

Houston, Texas
February 21, 2012